Exhibit 10.1

April 24, 2013

Via E-Mail
Anastasia Nyrkovskaya
236 North 12th Street, Apartment 2
Brooklyn, NY 11211

Dear Anastasia:

Vringo, Inc. (the "Company") is pleased to offer you ("you" and its correlatives) full-time employment as Chief Financial Officer.

Your duties and responsibilities shall include the duties and responsibilities normally associated with such position. You will report to the Company's Chief Executive Officer. You agree to devote your full-time and best efforts to the business and interests of the Company and its affiliates beginning May 6, 2013 (the "Start Date").

1.                  Compensation. Beginning on the Start Date, you will be entitled to a base salary computed at an annual rate of $300,000 (pro rated for partial years). In addition, you will be awarded, on a one-time basis, a sign-on bonus of $25,000, which will be paid during the payroll period immediately following your first day of work. All payments will be made net of all applicable withholding taxes and in accordance with the Company's then-current payroll practices (currently, two times per month).

In addition, subject to approval by the Company's Compensation Committee and its Board of Directors, you will be awarded on the Start Date, on a one-time basis, 300,000 options (the "Options") to purchase a total of 300,000 shares of common stock of the Company, par value $0.01 (the "Option Shares"), vesting quarterly over three years, under the Company's 2012 Equity Incentive Plan (the "Plan"). The exercise price of the options will be determined on the Start Date in accordance with the Plan. A copy of the Plan is available online at http://1.usa.gov/Xljb9g. The Options will be evidenced by, and subject to the terms of, an Option Agreement, a form of which is attached hereto as Exhibit A.

In the event of a public or private offering of the Company's securities and upon request of the Company, you agree not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares of common stock of the Company that you then own directly or indirectly other than those included in the registration, without the prior written consent of the Company for such period of time from the effective date of such registration as may be requested by the Company.

On an annual basis, or such other period to be determined by the Compensation Committee, you shall be entitled to be considered for a bonus. The size of such periodic bonus and the criterion for receipt of such periodic bonus shall be determined by the Compensation Committee.

To the extent that the Company is required pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act to develop and implement a policy (the "Policy") providing for the recovery from you of any payment of incentive-based compensation paid to you that was based upon erroneous data contained in an accounting statement, this agreement shall be deemed amended and the Policy incorporated herein by reference as of the date that the Company takes all necessary corporate action to adopt the Policy, without requiring any further action of the Company or you, provided that any such Policy shall only be binding on you if the same Policy applies to the Company's other executive officers.

VRINGO, INC.	Telephone: (212) 309-7549
780 Third Avenue, 15th Floor	Facsimile: (646) 532-6775
New York, NY 10017

Anastasia Nyrkovskaya
April 24, 2013

To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by you, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

2.                  Employee Benefits. As a full-time employee, you will be eligible to participate in all benefit programs that are generally available to the Company's employees, including paid time off, Company-subsidized medical, dental, and vision insurance coverage and, at your election, life insurance and/or long-term disability coverage. These benefits are described more fully in the Ambrose Orientation Guide.

3.                  Policies and Procedures. As an employee of the Company, you will be required to comply with all applicable state and federal regulations. You will also abide by and carry out the Company's policies and procedures from time to time in effect, including, without limitation, the Company's Employee Handbook, Code of Conduct and Ethics, and Insider Trading Policy, which are attached as Exhibits B, C, and D, respectively.

4.                  Representations and Warranties. You represent and warrant to the Company that (i) your agreement to the terms of this letter agreement and the performance of your duties and obligations contemplated hereunder will not violate or conflict with the provisions of any other agreement, understanding or order to which you are a party or by which you are bound; (ii) you have never been suspended, censured, or otherwise subjected to any disciplinary action or other proceeding, and you have not been notified that you are the subject of any investigation that could result in any such suspension, censor, or other disciplinary action, by any federal, state, or foreign governmental entity, by the attorney disciplinary authorities of any state, or by any securities or commodity exchange or self-regulatory organization; (iii) all information provided to the Company or its agents with regard to your background is true and correct, and (iv) you know of nothing that could result in any determination by the finder of fact in any action or matter (whether civil, criminal, regulatory or otherwise) relating to the circumstances of your employment with any previous employer(s) that would either: (A) adversely affect your ability to fully perform your duties as an employee of the Company in the capacities described herein, or (B) would by their nature cause material harm to your reputation and good standing within the Company's industry, or to the reputation of the Company or its affiliates. Any exceptions to the foregoing must be described in factual detail and attached to this letter agreement.

Anastasia Nyrkovskaya
April 24, 2013

In order for the Company to comply with United States law, we ask that you send us appropriate documentation to verify your authorization to work in the United States. The Company may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

5.                  Confidentiality, Non-Disclosure, and Non-Interference Agreement. As a condition of your employment with the Company, you will be required to sign the Non-Disclosure and Non-Solicitation Agreement (the "NDA") attached as Exhibit E and incorporated herein by reference.

6.                  Indemnification. In recognition of your service to the Company in your capacity as Chief Financial Officer and an officer of the Company, the Company will enter into the Indemnification Agreement (the "Indemnification Agreement") attached as Exhibit F and incorporated herein by reference.

7.                  Employment at Will. You hereby acknowledge and agree that your employment with the Company is at will. This means that although we hope your employment relationship with us will be long-term, either you or the Company may terminate this relationship with or without cause at any time and without any prior notice, in which case your obligations under the NDA will continue in full force and effect as specified therein. Neither this letter nor any other communication should be construed as a contract of employment for a particular period of time. The nature of your employment relationship may not be changed, except by written agreement.

8.                  Miscellaneous.

The failure of the Company at any time to require performance of any of your obligations under this agreement shall in no manner affect its right to enforce the same at a later date. No waiver by the Company of any condition, or of any breach, of this agreement shall be deemed to be or construed as a further or continuing waiver of any such condition or breach.

The headings of this agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms "including," "includes," "include" and words of like import shall be construed broadly as if followed by the words "without limitation." The terms "herein," "hereunder," "hereof" and words of like import refer to this entire agreement instead of just the provision in which they are found.

This agreement and the Exhibits attached hereto constitute your entire agreement with respect to matters set forth herein and therein, and supersede any prior agreement(s) with respect thereto. Any changes or waiver of any of the terms of this agreement must be in writing signed by both you and the Company.

This agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the County and State of New York. Each party hereby and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such New York court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Anastasia Nyrkovskaya
April 24, 2013

This agreement shall be binding upon you, your heirs, personal representatives, and assigns, and shall inure to the benefit of the Company and its successors and assigns.

This agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. Execution and delivery of this agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.

* * *

[Signature Page to Agreement]

Please confirm your agreement to the foregoing by signing and returning one copy of this agreement to the Company.

If you have any questions, please feel free to contact us. We look forward to working with you.

Sincerely,

VRINGO, INC.

By:	/s/ Andrew D. Perlman
Andrew D. Perlman
Chief Executive Officer

Accepted and agreed as of the date
first written above:

/s/ Anastasia Nyrkovskaya
ANASTASIA NYRKOVSKAYA